Exhibit 23.5

CONSENT OF SIM GEOLOGICAL Inc.

We hereby consent to the inclusion in this Annual Report on Form 10-K, which is being filed with the United States Securities and Exchange Commission, of references to our name and to the use of the technical report titled “NI 43-101 Technical Report on the Bornite Project, Northwest Alaska, USA” dated effective April 19, 2016 (the “Technical Report”).

We also consent to the incorporation by reference in Trilogy Metals Inc.’s Registration Statements on Form S-8 (No. 333-208149, No. 333-205102, No. 333-188950, and No. 333-181020), of references to our name and to the use of the Technical Report, which is included in the Annual Report on Form 10-K.

DATED: February 2, 2017

/s/ Robert Sim
Name: SIM Geological Inc.